                                                                  EXHIBIT 10.13


                           TURNKEY DRILLING CONTRACT

THIS AGREEMENT, is made and entered into as of 1st day of December, 1998 by and between the parties herein designated as "Partnership" and "Contractor."

          Partnership:      Blue Ridge Energy, Inc.
          Address:          632 Adams Street, Suite 710
                            Bowling Green, Kentucky 42101

          Contractor:       Blue Ridge Group, Inc.
          Address:          632 Adams Street, Suite 700
                            Bowling Green, Kentucky 42101

IN CONSIDERATION of the mutual promises, conditions and agreements herein contained, Partnership engages Contractor as an Independent Contractor to furnish the equipment, labor and services to drill, test, and complete its portion of one Venture Well to be located in Shelby County, Texas, (referred to herein as "Texas Venture Well") and nine Venture Wells to be located in Bell and Knox Counties, Kentucky, (referred to herein as "Kentucky Venture Wells") in search of oil and/or gas.

The Partnership will make the specified payments to Contractor in order (i) to obtain a price from Contractor for the drilling and completion of the Texas and Kentucky Venture Wells to a specified depth, (ii) to assure that Contractor will be available to drill, test and complete the subject Texas and Kentucky Venture Wells for the Partnership, (iii) to assure that Contractor will make available on a preferential basis sufficient drilling and completion apparatus needed to drill, test and complete the Texas and Kentucky Venture Wells at the earliest possible time, (iv) to obtain a preferential use of Contractor's services, and (v) to assure competent supervisory personnel are available in the drilling and completion of the subject Texas and Kentucky Venture Wells.

Contractor agrees to furnish all equipment, labor and services necessary for the drilling to the depth indicated herein and the completion of such Texas and Kentucky Venture Wells. Contractor agrees that the work to be conducted under the terms of this Agreement will be done with diligence and care in a good and workmanlike manner and agrees to provide competent supervision of the work performed hereunder. Unless specifically otherwise provided for herein, all the required equipment, services and labor are furnished for the price set forth herein.

1.    LOCATION OF VENTURE WELLS:

See Exhibit "1" attached hereto and made a part hereof.

2.    TERMINATION DATE:

Contractor agrees to use its best efforts to complete operations for the acquisition, drilling and testing of the Texas and Kentucky Venture Wells by March 31, 1999, and Contractor and the Partnership agree that time is of the essence under this Agreement.

3.    BASIS OF DETERMINING AMOUNTS PAYABLE TO CONTRACTOR:

Contractor shall be paid $1,050,000 for the drilling, completion and equipping.

4.    DEPTH:

Subject to the right of the Partnership to direct the stoppage of work at any time (as provided in paragraph 7), the Texas and Kentucky Venture Wells shall be drilled to the depth as specified in Exhibit "1" or to the depth at which the production casing (oil string) is set, whichever depth is first reached, which depth is hereinafter referred to as the "Contract Depth."

5.    TIME OF PAYMENT:

      5.1 Basis: Payment by the Partnership to the Contractor of the Drilling Price becomes due and payable upon the receipt by the Partnership of an invoice from the Contractor. Neither commencement nor completion of Contractor's performance shall be a condition precedent to this obligation to pay.

      5.2 Attorneys' Fees: If this Agreement is placed in the hands of an attorney for collection of any sums due hereunder, or suit is brought on same, or sums due hereunder are collected through bankruptcy or probate proceedings, then the Partnership agrees that there shall be added to the amount due reasonable attorneys' fees and costs.

6.    COMPLETION PROGRAM:

The Partnership shall determine whether Contractor shall set an oil string. In the event the Partnership directs that drilling operations cease and to abandon the Texas and Kentucky Venture Wells, Contractor shall plug the Texas and Kentucky Venture Wells, remove all drilling apparatus from the well sites and the obligations of the parties hereunder shall cease. In the event the Partnership directs Contractor to set an oil string and makes timely payment to the Contractor of the completion price, Contractor shall commence the operations necessary to complete the Texas and Kentucky Venture Wells for commercial production, including the setting of an oil string and the acquisition, delivery and installation of a pump jack, holding tank and all other necessary equipment needed to extract and contain oil and/or gas from the Texas and Kentucky Venture Wells. If Contractor should enter into an assignment with another entity to undertake the Completion Program, Contractor may bill the Partnership, and the Partnership will pay for any completion costs over and above the Completion Price set forth herein.

7.    STOPPAGE OF WORK BY THE PARTNERSHIP:

Notwithstanding the provisions of paragraph 3 with respect to the depth to be drilled, the Partnership shall have the right to direct the stoppage of the work to be performed by the Contractor hereunder at any time prior to reaching the Contract Depth and even though Contractor has made no default hereunder. If the Partnership exercises its right to discontinue drilling a well, the Partnership will not receive a refund for any unused portion of the Drilling Price allocable to the discontinued well but the Partnership may direct Contractor to apply the unused portion of the Drilling Price to the intangible cost of another well that the Partnership shall specify. The unused portion of the Drilling Price will be determined as follows:

Contractor shall determine a sum equal to all the actual expenses reasonably and necessarily incurred up to the date the Partnership notified Contractor to discontinue drilling plus such additional expenses reasonably and necessarily incurred in order for Contractor to cease operations, including plugging and abandoning the hole, and dismantling the rig plus the sum of 15% of such total actual expenses. This sum shall be deducted from the Drilling Price of the Texas and Kentucky Venture Wells. The resulting difference shall be the unused portion of the price.

8.    REPORTS TO BE FURNISHED BY CONTRACTOR:

      8.1 Contractor shall keep and furnish to the Partnership an accurate record of the work performed and formations drilled on the IADC-API Daily Drilling Report form or other form acceptable to the Partnership. A legible copy of said form signed by Contractor's representative shall be furnished by Contractor to the Partnership.

      8.2 Delivery tickets, if requested by the Partnership, covering any material or supplies furnished by the Partnership shall be turned in each day with the daily drilling report. The quantity, description and condition of materials and supplies so furnished shall be checked by Contractor and such tickets shall be properly certified by Contractor.

9.    RESPONSIBILITY FOR A SOUND LOCATION:

Contractor shall prepare a sound location, adequate in size and capable of properly supporting the drilling rig. Contractor shall be responsible for a conductor pipe program adequate to prevent soil and subsoil washout. In the event subsurface conditions cause a cratering or shifting of the location surface, and loss or damage to the rig or its associated equipment results therefrom, the Partnership shall not be responsible for reimbursing Contractor for any such loss or damage including payment of work stoppage rate during repair and/or demobilization if applicable.

10.   RESPONSIBILITY FOR ROAD AND LOCATIONS:

Contractor agrees at all times to maintain roads to locations and each location in such a condition that will allow free access and movement to and from the drilling site in an ordinarily equipped highway type vehicle.

11.   PAYMENT OF CLAIMS:

Contractor agrees to pay all claims for labor, material, services and supplies to be furnished by Contractor hereunder, and agrees to allow no lien or charge to be fixed upon the lease, the Texas and Kentucky Venture Wells or other property of the Partnership or the land upon which said Texas and Kentucky Venture Wells are located.

12.   RESPONSIBILITY FOR LOSS OR DAMAGE:

      12.1 Contractor's Surface Equipment: Contractor shall assume liability at all times for damage to or destruction of Contractor's surface equipment, including but not limited to all drilling tools, machinery and appliances, for use above the surface, regardless of when or how such damage or destruction occurs.

      12.2 Contractor's In-Hole Equipment Basis: Contractor shall assume liability at all times for damage to or destruction of Contractor's in-hole equipment, including but not limited to drill pipe, drill collars and tool joints, and the Partnership shall be under no liability to reimburse Contractor for any such loss.

      12.3 Partnership's Equipment: The Partnership shall assume liability at all times for any defective equipment owned by it, including but not limited to casing, tubing, well head equipment, and Contractor shall be under no liability to reimburse the Partnership for any such loss or damage.

      12.4 Fire or Blow-Out: Should a fire or blowout occur or should the hole for any cause attributable to Contractor's operators be lost or damaged while Contractor is engaged in the performance of work hereunder, all such loss of or damage to the hole including cost of regaining control of a fire or blowout, shall be borne by Contractor; and if the hole is not in condition to be carried to the Contract Depth as herein provided, Contractor shall, if requested by the Partnership, commence a new hole without delay at Contractor's cost; and the drilling of the new hole shall be conducted under the terms and conditions of this Agreement in the same manner as though it were the first hole and Contractor shall be responsible for replacement of any casing lost in a junked and abandoned hole as well as the cost of preparing a new drill site for the new hole and the road thereto. In such case, Contractor shall not be entitled to any payment or compensation for expenditures made or incurred by Contractor on or in connection with the abandoned hole.

13.   NO WAIVER EXCEPT IN WRITING:

It is fully understood and agreed that none of the requirements of this Agreement shall be considered as waived by either party unless the same is done in writing, and then only by the persons executing this Agreement, or other duly authorized agent or representative of the party.

14.   FORCE MAJEURE:

If either party hereto is rendered unable, wholly or in part (and its performance hereunder is not rendered merely commercially impracticable) by force majeure to carry out its obligation under this Agreement, it shall give the other party prompt written notice of the force majeure with reasonably full particulars. Thereupon, the obligations of the notifying party, so far as they are affected by the force majeure, shall be suspended during, but not longer than, the continuance of the force majeure, and the notifying party agrees to use reasonable diligence to remove the force majeure as quickly as possible. This paragraph shall not relieve either party hereto for its obligations to expend sums of money or to indemnify the other party hereto, as provided elsewhere in this Agreement. The term "force majeure" as herein employed shall mean an act of God, strike, lockout or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, extreme weather conditions, or governmental restraint.

15.   INFORMATION CONFIDENTIAL:

Upon written request by the Partnership, information obtained by Contractor in the conduct of drilling operation on the Texas and Kentucky Venture Wells, including, but not limited to depth, formations penetrated, the results of coring, testing and surveying, shall be considered confidential and shall not be divulged by Contractor or its employees, to any person, firm or any corporation other than the Partnership's designated representative.

16.   ASSIGNMENT:

Neither party may assign this Agreement without the prior written consent of the other, and prompt notice of any such intent to assign shall be given to the other party. If any assignment is made that materially alters Contractor's financial burden, Contractor's compensation shall be adjusted to give effect to any increase or decrease in Contractor's operating costs.

17.   NOTICES AND PLACE OF PAYMENT:

All notices to be given with respect to this Agreement unless otherwise provided for shall be given to Contractor and to the Partnership respectively at the addresses hereinabove shown. All sums payable hereunder to Contractor shall be payable at the address hereinabove shown unless otherwise specified herein.


                                        BLUE RIDGE ENERGY, INC.



                                        By:     /s/ ROBERT D. BURR
                                                -------------------------------
                                                Robert D. Burr, President


                                        BLUE RIDGE GROUP, INC.



                                        By:     /s/ JAMES T. COOK, JR.
                                                -------------------------------
                                                James T. Cook, Jr.
                                                Sr. Vice President - Finance &
                                                C.F.O.

                           EXHIBIT "1" TO EXHIBIT "D"

                                DECEMBER 1, 1998

The primary investment objectives of the Partnership are: (i) the acquisition of the following Working Interests and Net Revenue Interests in ten oil and gas wells:

                            PARTNERSHIP       PARTNERSHIP
                              WORKING         NET REVENUE                                      TARGET
WELL NAME                    INTEREST          INTEREST        COUNTY, STATE    DEPTH        FORMATION
---------                    --------          --------        -------------    -----        ---------
Huber-EREC #15                 25.0%           18.2500%          Bell, KY       2,500'       Maxon Sand
Huber-EREC #16                 25.0%           18.2500%          Bell, KY       2,500'       Maxon Sand
Huber-EREC #20                 25.0%           18.2500%          Bell, KY       2,500'       Maxon Sand
Evan Big Sandy #158            25.0%           18.2500%         Johnson, KY     3,500'       Devonian Shale
Evan Big Sandy #159            25.0%           18.2500%        Magoffin, KY     3,500'       Devonian Shale
Evan Big Sandy #160            25.0%           18.2500%         Letcher, KY     3,500'       Devonian Shale
Evan Big Sandy #162            25.0%           18.2500%         Johnson, KY     3,500'       Devonian Shale
Evan Big Sandy #133            50.0%           36.5000%          Knott, KY      3,500'       Devonian Shale
Evan Harlan $531               15.9%           12.6535%         Harlan, KY      6,000'       Coniferous Sand
USA-Thomas Hailey #1           30.0%           23.0000%         Shelby, KY      6,400'       James Limestone